EXHIBIT 99.1
Joint Filing Agreement
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Hampshire Group Limited dated as of December 15, 2009 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: December 15, 2009	LOUBANI L.P.

	By:	Mohammed Loubani, as general partner

	By:	/s/ Mohammed Loubani
Mohammed Loubani

Date: December 15, 2009	MOHAMMED LOUBANI

	By:	/s/ Mohammed Loubani

Mohammed Loubani

Date: December 15, 2009	PETER W. WOODWORTH

	By:	/s/ Peter W. Woodworth

Peter W. Woodworth

Date: December 15, 2009	JOYCE WOODWORTH

	By:	/s/ Joyce Woodworth

Joyce Woodworth